Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "NAME DYNAMICS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF SEPTEMBER, A.D. 2010, AT 11:42 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4737014 8100

100901492

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W Bullock, Secretary of State

AUTHENTICATION: 8225091

DATE: 09-14-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:42 AM 09/13/2010
FILED 11:42 AM 09/13/2010
SRV 100901492 - 4737014 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NAME DYNAMICS, INC.

Name Dynamics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is Name Dynamics, Inc. The name under which the corporation was originally incorporated is Mongoose Technologies, Inc., and the date of filing of the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is September 30, 2009.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the Corporation is Name Dynamics, Inc. (the "Corporation").

SECOND. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, par value $0.01 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share. The preferred shares of the Corporation shall have all of the rights and preferences set forth in one or more Certificates of Designation, as determined by the Board of Directors.

FIFTH. The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by an authorized officer of the Corporation this 16th day of August, 2010.

BOUNCEBACKTECHNOLOGIES.COM, INC.

Doyle Bryant
Chief Executive Officer